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                                                                Exhibit 4(i)

AMENDMENT TO BYLAWS
ADOPTED BY THE BOARD OF DIRECTORS ON JULY 2, 1984
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Amendment of Bylaws
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WHEREAS, the Bylaws of the Corporation provide for a board of directors of five persons; and

WHEREAS, the terms for two directors expire in 1984; and

WHEREAS, the directors consider it in the best interest of the Corporation to nominate only one candidate for election as a director at the 1984 annual meeting of shareholders and, simultaneously with such meeting, to reduce the total authorized number of directors from five to four:

RESOLVED, that Article III, Section I of the Bylaws be, and hereby is, amended to read as follows in its entirety, effective August 6, 1984:

     Section 1. The number of directors which shall constitute the whole board shall be four (4). The directors shall be elected at the annual meeting of the shareholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his successor is elected and qualified. Directors need not be shareholders.